                                                                    EXHIBIT 99.1


                                [Cox Letterhead]

FOR IMMEDIATE RELEASE, JULY 29, 2004

                  COX COMMUNICATIONS ANNOUNCES SECOND QUARTER
                  AND YEAR-TO-DATE FINANCIAL RESULTS FOR 2004

           FOCUS ON PROFITABILITY BOOSTS COX'S FINANCIAL PERFORMANCE

         ATLANTA - Cox Communications, Inc. (NYSE: COX) today reported financial results for the three and six months ended June 30, 2004.

         "Cox's continued commitment to customer growth and improving profitability resulted in strong revenue growth of 12%, operating income growth of 27%, operating cash flow growth of 16% and the company's 6th consecutive quarter of year-over-year operating cash flow margin improvement," said Jim Robbins, Cox Communications' President and CEO.

         "This quarter we achieved record sell-in of digital video, high-speed Internet and digital telephone to new basic customers. Our year-over-year growth in customer relationships and advanced-service RGUs is a testament to strong consumer demand for quality customer care and the overall value of our product offerings."

         "During the second quarter, sell-in of our bundled offering of video, telephone and high-speed Internet service hit a record high of 21% in our telephone markets. Customers further validated their satisfaction with Cox digital telephone this quarter when Cox received top honors in two J.D. Power and Associates telephone satisfaction surveys."

         "We're on track to deliver excellent operating performance in 2004, including positive free cash flow for the second consecutive year, as we successfully continue to execute Cox's triple play bundle strategy."

SECOND QUARTER HIGHLIGHTS

For the second quarter of 2004, Cox:

         - Ended the quarter with approximately 6.3 million basic video customers, up 0.6% from June 30, 2003.

         - Ended the quarter with approximately 6.6 million total customer relationships, up 1.8% from June 30, 2003.

         - Ended the quarter with over 11.9 million total RGUs, up 12% from June 30, 2003, driven by 27% growth in advanced-service RGUs.

         - Added 60,351 Cox Digital Cable customers, ending the quarter with approximately 2.3 million digital cable customers, representing year-over-year customer growth of 18%. Cox Digital Cable is now available to 99% of the homes in Cox's service areas with 36% penetration of our basic video customer base.

         - Added 97,517 high-speed Internet customers, ending the quarter with over 2.2 million high-speed Internet customers, representing year-over-year customer growth of 34%.

         - Added 66,265 Cox Digital Telephone customers, ending the quarter with over 1.1 million telephone customers, representing year-over-year customer growth of 35%.

         - Generated $478.6 million in cash flows provided by operating activities and $155.3 million in free cash flow (cash flows provided by operating activities less capital expenditures).

         - Reduced capital expenditures to $323.3 million for the quarter, down 4% from the second quarter of 2003.

         - Generated 12% revenue growth during the quarter and six months ended June 30, 2004, compared with the same periods in 2003.

         - Generated 27% operating income growth and 16% operating cash flow growth (operating income before depreciation and amortization and gains or losses on the sale of cable systems) during the quarter ended June 30, 2004 and 48% operating income growth and 17% operating cash flow growth during the six months ended June 30, 2004, compared with the same periods in 2003.

2004 OUTLOOK

         Cox continues to expect revenue growth of 11.5% to 12.5% over 2003, operating cash flow growth of 14% to 15% over 2003, and capital expenditures of approximately $1.35 billion to $1.40 billion, which is consistent with its previously stated 2004 financial guidance. Basic video customer growth over 2003 is expected to be just under 1% and advanced-service RGU net additions are expected to be between 1.0 and 1.1 million. In addition, Cox expects to be free cash flow positive for the full year 2004. Operating cash flow and free cash flow are not financial measures calculated in accordance with accounting principles generally accepted in the United States (GAAP). For more information regarding these non-GAAP financial measures, please refer to the discussion under the heading USE OF OPERATING CASH FLOW AND FREE CASH FLOW.

OPERATING RESULTS

THREE MONTHS ENDED JUNE 30, 2004 COMPARED WITH THREE MONTHS ENDED JUNE 30, 2003

         Total revenues for the second quarter of 2004 were $1.6 billion, an increase of 12% over the second quarter of 2003. This was primarily due to growth in advanced-service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. An increase in Cox Business Services customers, as well as an increase in advertising sales, also contributed to overall revenue growth.

         Cost of services, which includes programming costs, other direct costs and field service costs, was $644.6 million for the second quarter of 2004, an increase of 9% over the same period in 2003. Programming costs increased 12% to $320.7 million, reflecting rate increases and customer growth. Other direct costs and field service costs in the aggregate increased 7% to $323.9 million, reflecting 27% growth in advanced-service RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.

         Selling, general and administrative expenses were $334.6 million for the second quarter of 2004, an increase of 11% over the comparable period in 2003. This was due to an 11% increase in general and administrative expenses and a 12% increase in marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits and costs related to trials of new video and telephony products. Marketing expense increased primarily due to additional marketing related to new video products and an industry-wide campaign aimed at satellite competition, as well as a 9% increase in costs associated with Cox Media, Cox's advertising sales business.

         Operating income increased 27% to $213.9 million for the second quarter of 2004, and operating cash flow increased 16% to $616.0 million for that same period. Operating income margin (operating income as a percentage of revenues) for the second quarter of 2004 was 13%, compared to 12% for the same period in 2003. Operating cash flow margin (operating cash flow as a percentage of revenues) was 39% for the second quarter of 2004, compared to 37% for the same period in 2003.

         Depreciation and amortization increased to $397.1 million from $364.3 million in the second quarter of 2003. This was mainly due to an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional services.

         In the second quarter of 2004, Cox recorded a $5.0 million pre-tax loss on the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas, which in the aggregate consisted of approximately 53,000 basic cable subscribers. Certain subscriber data in the SUMMARY OF OPERATING STATISTICS table as of March 31, 2004 and June 30, 2003 has been adjusted for this disposition, as further described in footnote (a) to the table.

         In August 2003, Cox terminated a series of prepaid forward contracts accounted for as zero-coupon debt. While these contracts were outstanding, changes in the market value of the Sprint PCS common stock associated with the contracts impacted the gain (loss) on derivative instruments. As a result of the termination of the contracts, the pre-tax loss on derivative instruments for the second quarter of 2004 was insignificant. For the second quarter of 2003, Cox recorded a $24.2 million pre-tax loss on derivative instruments primarily resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt that were indexed to shares of Sprint PCS common stock that Cox owned.

         Net gain on investments of $2.3 million for the second quarter of 2004 was due to the sale of all remaining shares of Sprint stock held by Cox. The net gain on investments for the comparable period in 2003 of $124.1 million was primarily due to a $97.2 million pre-tax gain on the sale of 32.9 million shares of Sprint PCS common stock and a $27.1 million pre-tax gain as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading.

         During the second quarter of 2004, Cox recorded a $7.0 million pre-tax loss on extinguishment of debt due to the redemption of $14.6 million aggregate principal amount of Cox's exchangeable subordinated debentures due 2029 (PRIZES) and $0.1 million aggregate principal amount of Cox's 3% exchangeable subordinated debentures due 2030 (Premium PHONES), which represented all remaining outstanding PRIZES and Premium PHONES. During the comparable period in 2003, Cox recorded a $3.9 million pre-tax gain on extinguishment of debt resulting from the purchase of $1.3 billion aggregate principal amount of the PRIZES and $274.9 million aggregate principal amount of the Premium PHONES pursuant to Cox's offer to purchase any and all PRIZES and Premium PHONES.

         Net income for the second quarter of 2004 was $62.7 million compared to $117.7 million for the second quarter of 2003.

SIX MONTHS ENDED JUNE 30, 2004 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2003

         Total revenues for the six months ended June 30, 2004 were $3.1 billion, an increase of 12% over the six months ended June 30, 2003. This was primarily due to growth in advanced-service subscriptions (which include digital cable, high-speed Internet access and telephony) and higher basic cable rates. Also contributing to overall revenue growth was an increase in Cox Business Services customers, as well as an increase in advertising sales.

         Cost of services was $1.3 billion for the six months ended June 30, 2004, an increase of 9% over the same period in 2003. Programming costs increased 11% to $638.4 million, reflecting rate increases and customer growth. Other direct costs and field service costs in the aggregate increased 8% to $642.1 million, reflecting 27% growth in advanced-service RGUs over the last twelve months, partially offset by cost savings achieved through successful field service initiatives.

         Selling, general and administrative expenses were $671.9 million for the six months ended June 30, 2004, an increase of 10% over the comparable period in 2003. This was due to a 9% increase in general and administrative expenses and a 15% increase in marketing expense. The increase in general and administrative expenses was primarily due to increased salaries and benefits and costs related to trials of new video and telephony products. Marketing expense increased primarily due to additional marketing related to new video products and an industry-wide campaign aimed at satellite competition, as well as an 8% increase in costs associated with Cox Media, Cox's advertising sales business.

         Operating income increased 48% to $389.1 million for the six months ended June 30, 2004, and operating cash flow increased 17% to $1.2 billion for that same period. Operating income margin for the six months ended June 30, 2004 was 12%, compared to 9% for the same period in 2003. Operating cash flow margin for the six months ended June 30, 2004 was 38%, compared to 36% for the same period in 2003.

         Depreciation and amortization increased to $789.2 million from $748.6 million in the six months ended June 30, 2003. This was mainly due to an increase in depreciation from Cox's continuing investment in its broadband network in order to deliver additional services.

         In August 2003, Cox terminated a series of prepaid forward contracts accounted for as zero-coupon debt. While these contracts were outstanding, changes in the market value of the Sprint PCS common stock associated with the contracts impacted the gain (loss) on derivative instruments. As a result of the termination of the contracts, the pre-tax loss on derivative instruments for the six months ended June 30, 2004 was insignificant. For the six months ended June 30, 2003, Cox recorded a $26.7 million pre-tax loss on derivative instruments primarily due to a $22.9 million pre-tax loss resulting from the change in the fair value of certain derivative instruments embedded in Cox's zero-coupon debt that were indexed to shares of Sprint PCS common stock and a $4.4 million pre-tax loss resulting from the change in the fair value of Cox's net settleable warrants.

         Net gain on investments of $29.1 million for the six months ended June 30, 2004 was due to a $2.3 million pre-tax gain on the sale of all remaining shares of Sprint stock held by Cox, a $19.5 million pre-tax gain on the sale of
0.1 million shares of Sprint PCS preferred stock and a $7.3 million pre-tax gain on the sale of certain other non-strategic investments. Net gain on investments for the comparable period in 2003 of $122.4 million was primarily due to a $97.2 million pre-tax gain on the sale of 32.9 million shares of Sprint PCS common stock and a $27.1 million pre-tax gain as a result of the change in market value of Cox's investment in Sprint PCS common stock classified as trading.

         Net income for the six months ended June 30, 2004 was $120.4 million compared with $88.5 million for the comparable period in 2003.

LIQUIDITY AND CAPITAL RESOURCES

         Cox has included Consolidated Statements of Cash Flows for the six months ended June 30, 2004 and 2003 as a means of providing more detail regarding the liquidity and capital resources discussion below. In addition, Cox has included a calculation of free cash flow in the SUMMARY OF OPERATING STATISTICS to provide additional detail regarding a measure of liquidity that Cox believes will be useful to investors in evaluating Cox's financial performance. For further details, please refer to the SUMMARY OF OPERATING STATISTICS and discussion under the heading USE OF OPERATING CASH FLOW AND FREE CASH FLOW.

         Significant sources of cash for the six months ended June 30, 2004 consisted primarily of the following:

         - the generation of net cash provided by operating activities of approximately $857.4 million;

         - the sale of 0.1 million shares of Sprint PCS preferred stock for net proceeds of approximately $56.9 million;

         - the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas for net proceeds of approximately $53.1 million;

         - the sale of certain other non-strategic investments for proceeds of approximately $10.3 million; and

         - the sale of all remaining shares of Sprint stock for net proceeds of approximately $3.0 million.

         Significant uses of cash for the six months ended June 30, 2004 consisted of the following:

         - net commercial paper repayments of approximately $266.3 million;

         - the purchase of $19.0 million aggregate principal amount at maturity of Cox's convertible senior notes due 2021 that had been properly tendered and not withdrawn, for aggregate cash consideration of $13.9 million, which represented the accreted value of the purchased notes and all remaining outstanding convertible notes;

         - the purchase of $14.6 million aggregate principal amount of the PRIZES and $0.1 million aggregate principal amount of the Premium PHONES, which represented all remaining outstanding PRIZES and Premium PHONES, for aggregate cash consideration of $14.7 million; and

         - capital expenditures of $617.9 million. Please refer to the SUMMARY OF OPERATING STATISTICS for a break out of capital expenditures in accordance with industry guidelines.

         At June 30, 2004, Cox had approximately $6.7 billion of outstanding indebtedness. Derivative adjustments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133 reduced the reported debt balance at June 30, 2003 by approximately $611.2 million to approximately $7.0 billion. As a result of Cox's purchase of its exchangeable subordinated debentures, net settlement of its zero-coupon debt and sales of Sprint PCS stock during 2003, SFAS No. 133 adjustments did not significantly impact reported indebtedness at June 30, 2004 and are not expected to be material in the future.

         In June 2004, Cox entered into a new five-year revolving bank credit facility with a capacity of $1.25 billion. This new credit facility replaces Cox's 364-day and five-year revolving bank credit facilities.

         In June 2004, all 4,836,372 issued and outstanding shares of Cox's Series A preferred stock were converted into 11,212,121 shares of Cox's Class A common stock, in accordance with the terms of the Series A preferred stock. Upon conversion, all of the issued and outstanding Series A preferred shares were retired.

USE OF OPERATING CASH FLOW AND FREE CASH FLOW

         Operating cash flow and free cash flow are not measures of performance calculated in accordance with GAAP. Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems. Free cash flow is defined as cash provided by operating activities less capital expenditures.

         Cox's management believes that presentation of these financial measures provides useful information to investors regarding Cox's financial position and results of operations. Cox believes that operating cash flow and free cash flow are useful to investors in evaluating its performance because they are commonly used financial analysis tools for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Both operating cash flow and free cash flow are used to gauge Cox's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, management uses operating cash flow to monitor compliance with certain financial covenants in Cox's credit agreements. Additionally, it is used as a factor in determining executive compensation.

         Operating cash flow and free cash flow should not be considered as alternatives to net income as indicators of Cox's aggregate performance or as alternatives to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures on a historical basis are presented under the headings RECONCILIATION OF OPERATING CASH FLOW TO OPERATING INCOME and RECONCILIATION OF FREE CASH FLOW TO CASH PROVIDED BY OPERATING ACTIVITIES in the attached financial tables. Cox is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.


ABOUT COX COMMUNICATIONS

         Cox Communications (NYSE: COX), a Fortune 500 company, is a multi-service broadband communications company with approximately 6.6 million total customers, including approximately 6.3 million basic cable subscribers. The nation's third-largest cable television provider, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media(SM) brand. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com (http://www.cox.com).

CONFERENCE CALL AND WEBCAST DETAILS

         The Cox Communications earnings call will be held Thursday, July 29, 2004, at 10:30 a.m. Eastern Time. The conference call and an accompanying slide presentation will be webcast simultaneously via the Cox Communications website at www.cox.com/investor. The webcast and accompanying slide presentation, as well as a document containing highlights, will be archived on Cox's website following the conclusion of the call.

CONTACT INFORMATION

Lacey Lewis, Vice President of Investor Relations
(404) 269-7608, lacey.lewis@cox.com

Bobby Amirshahi, Director of Media Relations
(404) 843-7872, bobby.amirshahi@cox.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to growth opportunities, revenue and cash flow projections and introduction of new products and services, are "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to Cox's future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the broadband communications industry, our ability to achieve anticipated subscriber and revenue growth, our success in implementing new services and other operating initiatives, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox's filings with the Securities and Exchange Commission, including Cox's Annual Report on Form 10-K for the year ended December 31, 2003. Cox assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.



                      (See attached financial information)

                            COX COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                (THOUSANDS OF DOLLARS, EXCLUDING PER SHARE DATA)


                                                          THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                               JUNE 30                                     JUNE 30
                                            --------------------------------------------  -------------------------------------

                                                2004            2003          CHANGE           2004          2003       CHANGE
                                            -------------   -------------   ------------   -------------  -----------  --------
REVENUES
 Residential
   Video .................................. $     960,914   $     907,901              6%  $   1,911,545  $ 1,806,843         6%
   Data ...................................       270,545         210,700             28%        528,228      404,918        30%
   Telephony ..............................       144,111         116,449             24%        278,071      223,188        25%
   Other ..................................        26,336          20,538             28%         52,843       39,857        33%
                                            -------------   -------------   ------------   -------------  -----------  --------
      TOTAL RESIDENTIAL REVENUES ..........     1,401,906       1,255,588                      2,770,687    2,474,806
   Commercial .............................        86,338          70,078             23%        169,521      136,634        24%
   Advertising ............................       106,996          98,273              9%        195,389      178,781         9%
                                            -------------   -------------   ------------   -------------  -----------  --------

      TOTAL REVENUES ......................     1,595,240       1,423,939             12%      3,135,597    2,790,221        12%
COSTS AND EXPENSES
   Cost of services (excluding depreciation
     and amortization) ....................       644,627         590,122              9%      1,280,443    1,169,914         9%
   Selling, general and administrative
     expenses .............................       334,576         301,702             11%        671,884      608,738        10%
                                            -------------   -------------   ------------   -------------  -----------  --------

      TOTAL COSTS AND EXPENSES ............       979,203         891,824             10%      1,952,327    1,778,652        10%
                                            -------------   -------------   ------------   -------------  -----------  --------


OPERATING CASH FLOW .......................       616,037         532,115             16%      1,183,270    1,011,569        17%
   Depreciation and amortization ..........       397,114         364,274              9%        789,180      748,594         5%

   Loss (gain) on sale of cable systems ...         5,021            (469)            --           5,021         (469)       --
                                            -------------   -------------   ------------   -------------  -----------  --------
OPERATING INCOME ..........................       213,902         168,310             27%        389,069      263,444        48%

Interest expense ..........................       (95,591)       (134,394)           (29%)      (192,203)    (264,218)      (27%)

Loss on derivative instruments, net .......           (15)        (24,197)          (100%)           (54)     (26,700)     (100%)
Gain on investments, net ..................         2,326         124,146            (98%)        29,135      122,395       (76%)
Equity in net losses of affiliated
  companies ...............................        (1,167)         (4,354)           (73%)          (195)      (6,518)      (97%)

(Loss) gain on extinguishment of debt .....        (7,006)          3,896             --          (7,006)       3,896        --

Other, net ................................          (258)           (616)           (58%)        (1,767)        (957)       85%
                                            -------------   -------------   ------------   -------------  -----------  --------
INCOME BEFORE INCOME TAXES AND MINORITY
   INTEREST ...............................       112,191         132,791            (16%)       216,979       91,342       138%

Income tax expense (benefit) ..............        49,922          13,402            272%         96,022       (1,096)       --
                                            -------------   -------------   ------------   -------------  -----------  --------
INCOME BEFORE MINORITY INTEREST ...........        62,269         119,389            (48%)       120,957       92,438        31%
Minority interest, net of tax .............           413          (1,644)          (125%)          (572)      (3,914)      (85%)
                                            -------------   -------------   ------------   -------------  -----------  --------

NET INCOME ................................ $      62,682   $     117,745            (47%) $     120,385  $    88,524        36%
                                            =============   =============                  =============  ===========
BASIC WEIGHTED-AVERAGE SHARES
  OUTSTANDING .............................   621,755,118     620,256,065                    621,221,210   620,239,661
BASIC NET INCOME PER SHARE ................ $        0.10   $        0.19                  $        0.19  $       0.14
DILUTED WEIGHTED-AVERAGE SHARES
  OUTSTANDING .............................   622,918,744     629,728,659                    622,384,836   629,693,126
DILUTED NET INCOME PER SHARE .............. $        0.10   $        0.19                  $        0.19  $       0.14




NOTE: Certain amounts in the 2003 financial statements have been reclassified for comparison purposes.

                            COX COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


                                                                         JUNE 30      DECEMBER 31
                                                                           2004          2003
                                                                        ------------  -----------
ASSETS
Current assets

Cash .................................................................. $     75,368  $    83,841
Accounts and notes receivable, less allowance for doubtful
  accounts of $23,357 and $26,175  ....................................      379,100      370,832

Amounts due from Cox Enterprises, Inc. (CEI) ..........................       10,871           --

Other current assets ..................................................      147,316      131,106
                                                                        ------------  -----------

     Total current assets .............................................      612,655      585,779
                                                                        ------------  -----------


Net plant and equipment ...............................................    7,729,694    7,907,561

Investments ...........................................................       58,710      109,380

Intangible assets .....................................................   16,029,591   15,697,495

Other noncurrent assets ...............................................       76,720      117,361
                                                                        ------------  -----------

     Total assets ..................................................... $ 24,507,370  $24,417,576
                                                                        ============  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities

Accounts payable and accrued expenses ................................. $    695,807  $   778,708

Other current liabilities .............................................      444,773      450,553

Current portion of long-term debt .....................................      527,211       48,344

Amounts due to CEI ....................................................           --        3,980
                                                                        ------------  -----------

     Total current liabilities ........................................    1,667,791    1,281,585
                                                                        ------------  -----------

Deferred income taxes .................................................    6,568,869    6,388,970

Other noncurrent liabilities ..........................................      157,877      164,070

Long-term debt, less current portion ..................................    6,136,613    6,963,456
                                                                        ------------  -----------

     Total liabilities ................................................   14,531,150   14,798,081
                                                                        ------------  -----------

Minority interest in equity of consolidated subsidiaries ..............      140,091      139,519

Shareholders' equity
  Series A preferred stock -  liquidation preference of $22.1375 per share, $1 par value; 10,000,000 shares of preferred stock
    authorized; shares issued and outstanding:  0 and 4,836,372  ......           --        4,836
  Class A common stock, $1 par value; 671,000,000 shares
     authorized; shares issued: 610,479,850 and 598,481,602;
     shares outstanding:  604,947,345 and 592,958,582 .................      610,480      598,482
  Class C common stock, $1 par value; 62,000,000 shares
     authorized; shares issued and outstanding: 27,597,792 ............       27,598       27,598

  Additional paid-in capital ..........................................    4,790,123    4,545,635

  Retained earnings ...................................................    4,621,006    4,500,621

  Accumulated other comprehensive (loss) income .......................           (4)      15,548
  Class A common stock in treasury, at cost: 5,532,505 and
     5,523,020 shares .................................................     (213,074)    (212,744)
                                                                        ------------  -----------

     Total shareholders' equity .......................................    9,836,129    9,479,976
                                                                        ------------  -----------

     Total liabilities and shareholders' equity ....................... $ 24,507,370  $24,417,576
                                                                        ============  ===========


                            COX COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                      SIX MONTHS
                                                                     ENDED JUNE 30
                                                               -------------------------
                                                                 2004           2003
                                                               ---------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net income ................................................    $ 120,385     $    88,524

Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation and amortization ...........................      789,180         748,594

  Loss (gain) on sale of cable system .....................        5,021            (469)

  Deferred income taxes ...................................       53,333        (232,527)

  Loss on derivative instruments, net .....................           54          26,700

  Loss (gain) on extinguishment of debt ...................        7,006          (3,896)

  Write-off of debt issuance costs ........................           --          36,063

  Gain on investments, net ................................      (29,135)       (122,395)

  Equity in net losses of affiliated companies ............          195           6,518

  Minority interest, net of tax ...........................          572           3,914

  Other, net ..............................................        6,138          77,870

(Increase) decrease in accounts and notes receivable ......       (9,510)         20,245

(Increase) decrease in other assets .......................      (17,040)         33,829

Decrease in accounts payable and accrued expenses .........      (55,019)        (91,874)

Increase in taxes payable .................................       18,178         231,290

Decrease in other liabilities .............................      (31,938)         (3,518)
                                                               ---------     -----------

       Net cash provided by operating activities ..........      857,420         818,868
                                                               ---------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures ......................................     (617,869)       (662,892)

Investments in affiliated companies .......................      (15,827)         (8,412)

Proceeds from the sale of investments .....................       70,230         161,739

(Increase) decrease in amounts due from CEI ...............      (10,871)         21,109

Proceeds from the sale of cable systems ...................       53,076             822

Other, net ................................................       12,312          (5,234)
                                                               ---------     -----------
       Net cash used in investing activities ..............     (508,949)       (492,868)
                                                               ---------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES

Commercial paper (repayments) borrowings, net .............     (266,308)        110,000

Proceeds from issuance of debt ............................           --         596,154

Repayment of debt .........................................      (72,549)     (1,124,971)

Proceeds from exercise of stock options ...................        2,154           2,535

(Decrease) increase in amounts due to CEI .................       (3,980)          8,489

Premium paid on debt extinguishment .......................           --         (19,483)

Other, net ................................................      (16,261)         21,008
                                                               ---------     -----------
       Net cash used in financing activities ..............     (356,944)       (406,268)
                                                               ---------     -----------


Net decrease in cash ......................................       (8,473)        (80,268)

Cash at beginning of period ...............................       83,841         228,704
                                                               ---------     -----------
Cash at end of period .....................................
                                                               $  75,368     $   148,436
                                                               =========     ===========


NOTE: Certain amounts in the 2003 financial statements have been reclassified for comparison purposes.

                            COX COMMUNICATIONS, INC.
            RECONCILIATION OF OPERATING CASH FLOW TO OPERATING INCOME
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                               THREE MONTHS ENDED         SIX MONTHS ENDED
                                                     JUNE 30                    JUNE 30
                                              ----------------------    --------------------------
                                                2004         2003          2004           2003
                                              ---------    ---------    -----------    -----------
Operating cash flow .......................   $ 616,037    $ 532,115    $ 1,183,270    $ 1,011,569
Depreciation and amortization .............    (397,114)    (364,274)      (789,180)      (748,594)
(Loss) gain on sale of cable system .......      (5,021)         469         (5,021)           469
                                              ---------    ---------    -----------    -----------
Operating income ..........................   $ 213,902    $ 168,310    $   389,069    $   263,444
                                              =========    =========    ===========    ===========




                            COX COMMUNICATIONS, INC.
    RECONCILIATION OF FREE CASH FLOW TO CASH PROVIDED BY OPERATING ACTIVITIES
                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                THREE MONTHS ENDED         SIX MONTHS ENDED
                                                      JUNE 30                    JUNE 30
                                              ----------------------    --------------------------
                                                2004         2003          2004            2003
                                              ---------    ---------    -----------    -----------

Free cash flow ............................   $ 155,283    $ 125,794    $   239,551    $   155,976
Capital expenditures ......................     323,315      337,208        617,869        662,892
                                              ---------    ---------    -----------    -----------
Net cash provided by operating activities     $ 478,598    $ 463,002    $   857,420    $   818,868
                                              =========    =========    ===========    ===========

                            COX COMMUNICATIONS, INC.
                         SUMMARY OF OPERATING STATISTICS
--------------------------------------------------------------------------------

CORE VIDEO

                                             JUNE 30        MARCH 31       JUNE 30
                                               2004          2004 (a)      2003 (a)
                                            ----------     ----------     ----------
Customer Relationships
  Basic Video Customers (b) ............     6,262,688      6,316,335      6,223,191
  Non-Video Customers (c)  .............       322,152        308,427        244,662
                                            ----------     ----------     ----------
Total Customer Relationships (d) .......     6,584,840      6,624,762      6,467,853

Revenue Generating Units
  Basic Video Customers (b) ............     6,262,688      6,316,335      6,223,191
  Advanced Services ....................     5,658,282      5,434,149      4,448,952
                                            ----------     ----------     ----------
Total Revenue Generating Units .........    11,920,970     11,750,484     10,672,143

Video Homes Passed .....................    10,441,754     10,376,293     10,206,019
Basic Video Penetration ................          60.0%          60.9%          61.0%
-------------------------------------------------------------------------------------

COX DIGITAL CABLE

                                                          JUNE 30        MARCH 31        JUNE 30
                                                            2004         2004 (a)        2003 (a)
                                                         ----------     ----------      ---------
Digital Cable Ready Homes Passed ...................     10,381,012     10,239,378      9,983,009
Customers ..........................................      2,278,523      2,218,172      1,936,504
Penetration of Customers to Basic Video Customers ..           36.4%          35.1%          31.1%
Quarterly Net Additions ............................         60,351         76,953         69,253
--------------------------------------------------------------------------------------------------


HIGH-SPEED INTERNET ACCESS

                                                                 JUNE 30        MARCH 31       JUNE 30
                                                                   2004         2004 (a)       2003 (a)
                                                                ----------     ----------     ---------
High-Speed Internet Access Ready Homes Passed ..............    10,343,363     10,242,078     9,962,289
Customers ..................................................     2,246,109      2,148,592     1,673,731
Penetration of Customers to High-Speed Internet Access
  Ready Homes Passed .......................................          21.7%          21.0%         16.8%

Quarterly Net Additions ....................................        97,517        161,355       112,400
--------------------------------------------------------------------------------------------------------

COX DIGITAL TELEPHONE

                                                                    JUNE 30       MARCH 31      JUNE 30
                                                                     2004          2004          2003
                                                                   ---------     ---------     ---------
Telephony Ready Homes Passed ..................................    5,461,632     5,266,735     4,569,431


Customers .....................................................    1,133,650     1,067,385       838,717
Penetration of Customers to Telephony Ready Homes Passed ......         20.8%         20.3%         18.4%

Quarterly Net Additions .......................................       66,265        78,959        56,171
--------------------------------------------------------------------------------------------------------


BUNDLED CUSTOMERS

                                                                   JUNE 30          MARCH 31         JUNE 30
                                                                    2004            2004 (a)         2003 (a)
                                                                  ---------        ---------        ---------
Customers subscribing to two or more services ................    2,473,373        2,405,734        1,917,210

Penetration of Bundled Customers to Basic Video Customers ....         39.5%            38.1%            30.8%
=============================================================================================================

                            COX COMMUNICATIONS, INC.
                   SUMMARY OF OPERATING STATISTICS - CONTINUED
--------------------------------------------------------------------------------

AVERAGE MONTHLY CHURN (e)

                            JUNE 30      JUNE 30
                             2004        2003
                            --------     -------
Basic Video .........         2.6%         2.6%
Digital Cable .......         4.4%         4.8%
High-Speed Internet .         3.0%         2.9%
Telephony ...........         3.0%         3.0%
===============================================================================

COMPARATIVE OPERATING STATISTICS

                                                                 THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                            -----------------------------     -----------------------------
                                                              JUNE 30          JUNE 30           JUNE 30         JUNE 30
                                                               2004             2003              2004             2003
                                                            ------------     ------------     ------------     ------------
Operating Cash Flow Margin .............................            38.6%            37.4%            37.7%            36.3%
Capital Expenditures (thousands of dollars) ............    $    323,315     $    337,208     $    617,869     $    662,892

Operating Cash Flow per Basic Video Customer (f) .......           98.37            85.51           188.94           162.55

Capital Expenditures per Basic Video Customer (g) ......           51.63            54.19            98.66           106.52
===========================================================================================================================


CAPITAL EXPENDITURES


                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                 ------------------------    ------------------------
                                   JUNE 30       JUNE 30      JUNE 30       JUNE 30
                                    2004          2003         2004          2003
                                 ----------    ----------    ----------    ----------
                                                (THOUSANDS OF DOLLARS)
Customer premise equipment ..    $  125,951    $  128,255    $  243,444    $  272,528
Commercial spending .........        23,418        19,765        47,069        39,331
Scalable infrastructure .....        39,368        32,570        91,581        59,174
Line extensions .............        44,972        42,702        83,089        81,450
Upgrade/Rebuild .............        22,653        58,085        39,894       109,896
Support capital .............        66,953        55,831       112,792       100,513
                                 ----------    ----------    ----------    ----------
  Total capital expenditures     $  323,315    $  337,208    $  617,869    $  662,892
                                 ==========    ==========    ==========    ==========
=====================================================================================


FREE CASH FLOW CALCULATION (h)
---------------------------

                                                                    THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                -----------------------------     -----------------------------
                                                                  JUNE 30         JUNE 30          JUNE 30           JUNE 30
                                                                   2004             2003             2004             2003
                                                                ------------     ------------     ------------     ------------
                                                                                    (THOUSANDS OF DOLLARS)
Operating cash flow (h)  ...................................    $    616,037     $    532,115     $  1,183,270     $  1,011,569
  Less capital expenditures ................................        (323,315)        (337,208)        (617,869)        (662,892)
  Plus cash (decrease) increase in working capital (i) .....         (13,046)          28,903         (112,258)           1,390
                                                                ------------     ------------     ------------     ------------
Operating free cash flow ...................................         279,676          223,810          453,143          350,067
  Less cash paid for interest ..............................        (119,581)         (99,377)        (188,611)        (192,975)
  Plus cash (paid) refunded for taxes ......................          (4,812)           1,361          (24,981)          (1,116)
                                                                ------------     ------------     ------------     ------------
Free cash flow .............................................    $    155,283     $    125,794     $    239,551     $    155,976
                                                                ============     ============     ============     ============
===============================================================================================================================

                            COX COMMUNICATIONS, INC.
                   SUMMARY OF OPERATING STATISTICS - CONTINUED
--------------------------------------------------------------------------------


(a) Core Video, Cox Digital Cable, High-Speed Internet Access and Bundled Customers operating statistics as of March 31, 2004 and June 30, 2003 have been adjusted for the sale of certain cable systems in the second quarter of 2004.

(b) The number of customers who receive primary analog or digital video service. Additional outlets are not counted.

(c) The number of customers who receive high-speed Internet access or telephony service, but do not subscribe to video service.

(d) The number of customers who receive at least one level of service, encompassing video, data and telephony services, without regard to which service(s) customers purchase.

(e) The number of customers who disconnect a particular product in a twelve-month period divided by the sum of customers for such product category at the beginning of each month for such twelve-month period. Churn does include disconnects related to moves and transfers but does not include disconnects that do not result in an interruption of service, such as account corrections and migration between service levels.

(f) Operating cash flow per basic video customer is calculated by dividing operating cash flow for the respective period by basic video customers as of the end of the period.

(g) Capital expenditures per basic video customer is calculated by dividing capital expenditures for the respective period by basic video customers as of the end of the period.

(h) Free cash flow and operating cash flow are not measures of performance calculated in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, see the information presented under "Reconciliation of Operating Cash Flow to Operating Income" and "Reconciliation of Free Cash Flow to Cash Provided by Operating Activities" in these financial tables.

(i) Cash change in working capital is calculated based on the cash flow changes in current assets and liabilities, excluding changes related to interest and taxes.